UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Breeden, Douglas T
   c/o Harrington Financial Group, Inc.
   722 Main
   Richmond, IN  47374
   USA
2. Issuer Name and Ticker or Trading Symbol
   Harrington Financial Group, Inc.
   HFGI
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   Chairman of the Board
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock, $0.125 par va|11/16/|G   |V|5,000             |D  |--         |                   |      |                           |
lue                        |01    |    | |                  |   |           |                   |      |                           |
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Common Stock, $0.125 par va|12/21/|S   | |310,000           |D  |12.200     |1,179,990          |D     |                           |
lue                        |01    |    | |                  |   |           |                   |      |                           |
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Common Stock, $0.125 par va|12/31/|S   | |10,000            |D  |12.250     |11,400             |I     |By wife                    |
lue                        |01    |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |4,000              |I     |By children                |
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                           |      |    | |                  |   |           |21,421             |I     |*                          |
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                           |      |    | |                  |   |           |23,000             |I     |**                         |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Stock Option (Right to|$10.00  |05/06|A   | |1,000      |A  |***  |05/06|Common Stock|1,000  |       |1,000       |D  |            |
 Buy)                 |        |/96  |    | |           |   |     |/06  |, $0.125 par|       |       |            |   |            |
                      |        |     |    | |           |   |     |     | value per  |       |       |            |   |            |
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Stock Option (Right to|$11.50  |05/06|A   | |1,000      |A  |***  |05/06|Common Stock|1,000  |       |1,000       |D  |            |
 Buy)                 |        |/97  |    | |           |   |     |/07  |, $0.125 par|       |       |            |   |            |
                      |        |     |    | |           |   |     |     | value per  |       |       |            |   |            |
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Stock Option (Right to|$11.50  |05/06|A   | |1,000      |A  |***  |05/06|Common Stock|1,000  |       |1,000       |D  |            |
 Buy)                 |        |/98  |    | |           |   |     |/08  |, $0.125 par|       |       |            |   |            |
                      |        |     |    | |           |   |     |     | value per  |       |       |            |   |            |
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Stock Option (Right to|$8.25   |05/06|A   | |1,000      |A  |***  |05/06|Common Stock|1,000  |       |1,000       |D  |            |
 Buy)                 |        |/99  |    | |           |   |     |/09  |, $0.125 par|       |       |            |   |            |
                      |        |     |    | |           |   |     |     | value per  |       |       |            |   |            |
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Stock Option (Right to|$6.00   |05/06|A   | |2,000      |A  |***  |05/06|Common Stock|2,000  |       |2,000       |D  |            |
 Buy)                 |        |/00  |    | |           |   |     |/10  |, $0.125 par|       |       |            |   |            |
                      |        |     |    | |           |   |     |     | value per  |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
* By Wyandotte Community Corporation, formerly known as Breeden Community Corporation.
** By Community First Financial Group,
Inc.
*** Options vest at a rate of 20% per year from date of
grant.
SIGNATURE OF REPORTING PERSON
/s/ Douglas T. Breeden
DATE
January 10, 2002